Exhibit 99.1

Calidi Biotherapeutics Announces Pricing of $6 Million Underwritten Public Offering

SAN DIEGO, Aug. 20, 2025 (GLOBE NEWSWIRE) — Calidi Biotherapeutics, Inc. (NYSE AMERICAN: CLDI) (“Calidi” or the “Company”), a clinical-stage biotechnology company pioneering the development of targeted therapies with the potential to deliver genetic medicines to distal sites of disease, today announced the pricing of an underwritten public offering for gross proceeds of $6 million prior to deducting underwriting commissions and offering expenses.

“We are extremely pleased to have priced this transaction despite difficult market conditions,” said Eric Poma, Chief Executive Officer of Calidi Biotherapeutics. “This transaction included participation from current shareholders and new investors as well as management and board members.”

The offering is comprised of (i) 1,472,764 common stock units with each unit consisting of one share of common stock and one Series I warrant to purchase one share of common stock (“Common Stock Unit”) and (ii) 1,528,000 pre-funded warrant units consisting of one pre-funded warrant to purchase one share of common stock and one Series I warrant to purchase one share of common stock (“Pre-Funded Unit”). The price per Common Stock Unit is $2.00 and the price per Pre-Funded Unit is $1.999. The Series I warrant will have an exercise price of $2.00 per share, will be exercisable upon issuance, and have a term expiring five years from issuance. The warrants issued in this offering are fixed priced and do not contain any variable price features.

Ladenburg Thalmann & Co. Inc. is acting as sole book-running manager for the offering. Laidlaw & Company (U.K.) Ltd. is acting as a co-manager for the offering.

In addition, Calidi has granted the underwriters a 45-day option to purchase up to an additional 450,000 shares of common stock and/or warrants, at the public offering price, less underwriting discounts and commissions. This offering is expected to close on or about August 21, 2025, subject to the satisfaction of customary closing conditions.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-276741), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on August 21, 2025. A preliminary prospectus relating to the securities being offered was filed with the SEC on August 15, 2025, and is available on the SEC’s website at http://www.sec.gov. The securities are being offered only by means of a prospectus which forms part of the effective registration statement and is available on the SEC’s website located at http://www.sec.gov. A final prospectus relating to this Offering will be filed by the Company with the SEC. Electronic copies of the preliminary prospectus and the final prospectus, when available, may also be obtained by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company pioneering the development of targeted therapies with the potential to deliver genetic medicines to distal sites of disease. The company’s proprietary Redtail platform features an engineered enveloped oncolytic virus designed for systemic delivery and targeting of metastatic sites. This advanced enveloped technology is intended to shield the virus from immune clearance, allowing virotherapy to effectively reach tumor sites, induce tumor lysis, and deliver potent gene therapies to metastatic locations.

The lead candidate from the Redtail platform, currently in IND-enabling studies, targets non-small cell lung cancer, ovarian cancer, and other tumor types with high unmet medical need. Additionally, Calidi is developing protected virotherapies, in clinical-stage, for intratumoral and localized administration, focusing on a subset of injectable cancer indications.

Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning key milestones, including certain pre-clinical data, planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s annual report filed with the SEC on Form 10-K on March 31, 2025, as may be amended or supplemented by other reports we file with the SEC from time to time.

For Investors:

Dave Gentry, CEO

RedChip Companies, Inc.

1-407-644-4256

CLDI@redchip.com